Exhibit 99.1

Trovagene, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

Advancing Its Precision Cancer Monitoring Platform Using Liquid Biopsy to Improve the Standard of Cancer Care

SAN DIEGO, CA — March 12, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the fourth quarter and full year ended December 31, 2014.

“We are releasing significant clinical data demonstrating that our molecular diagnostic platform is able to detect and monitor driver mutations in highly prevalent cancer types. Our assays provide critical information to oncologists to track the dynamic changes of a patient’s tumor and their response to treatment at the genetic level,” stated Antonius Schuh, Ph.D., chief executive officer of Trovagene. “In 2015, we expect to drive clinical adoption by releasing new mutation assays into our CLIA lab, publishing and presenting additional clinical study results featuring the performance of our tests in major cancer indications, and commercializing our assays with a focused oncology sales force. The clinical community and investors are now realizing the promise of cancer monitoring using a liquid biopsy, and we believe that our highly sensitive and quantitative Precision Cancer Monitoring platform will be among the top technologies enabling a new standard of cancer care.”

Fourth Quarter 2014 Financial Results

For the fourth quarter ended December 31, 2014, Trovagene reported a net loss of $4.7 million, or $0.25 per share, as compared to a net loss of $1.0 million, or $0.05 per share, for the quarter ended December 31, 2013. The change in net loss is primarily due to an increase in total operating expenses of $1.7 million and a change in the fair value of derivative instruments related to warrants of $1.6 million, as compared to the prior year period.

Year End 2014 Financial Results

For the year ended December 31, 2014, Trovagene reported a net loss of $14.3 million or $0.76 per share, as compared to a net loss of $11.8 million, or $0.70 per share, for the twelve months ended December 31, 2013. The change in net loss is due primarily to an increase in total operating expenses of $4.3 million, offset by a change in the fair value of derivative instruments related to warrants of $2.5 million, as compared to the prior year period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $27.3 million as of December 31, 2014, compared to $25.8 million on December 31, 2013. The Company completed a secondary public offering on February 11, 2015, raising approximately $23 million in gross proceeds.

Summary of 2015 Accomplishments

Trovagene continues to advance its Precision Cancer MonitoringSM (PCM) platform for the non-invasive monitoring of cancer patients. The Company currently has fifteen ongoing clinical collaborations, some involving multiple studies, to demonstrate our ability to determine and monitor mutational status and response to therapy in lung, colon, pancreatic, and skin cancer. Trovagene is focused on the commercial roll out of its molecular diagnostic platform for cancer monitoring this year.

In 2014, Trovagene accomplished the following:

Published and presented data

•                  Presented clinical data at the 56th American Society of Hematology Annual Meeting and Exposition for the determination of mutational status and longitudinal monitoring of disease dynamics from both urine and plasma cell-free DNA

•                  Presented study results at the EORTC-NCI-AACR International Symposium demonstrating high sensitivity and strong quantitative performance for the detection and monitoring of KRAS mutations in ctDNA of colorectal cancer patients

•                  Published results from a blinded prospective clinical study in Cancer Discovery demonstrating the ability to accurately determine mutational status and monitor treatment response to BRAF inhibitor therapy from urinary cell-free DNA

•                  Presented clinical data demonstrating the utility of Trovagene’s PCM platform for the determination of oncogene mutational status in cell-free DNA at the ECD Global Alliance’s Second International Medical Symposium

•                  Published study results in the 2014 ASCO Annual Meeting Proceedings demonstrating that oncogene mutation load in urinary cell-free DNA is significantly correlated with treatment response

•                  Referenced in multi-disciplinary clinical consensus treatment guidelines for Erdheim-Chester disease

•                  Published data in Oncotarget demonstrating that the Company’s PCM platform is suitable to non-invasively determine oncogene mutation status in patients with malignant disease

•                  Presented clinical data at the American Association for Cancer Research annual meeting demonstrating ability to non-invasively track cancer patients’ response to therapy

Trovagene Inc. |  11055 Flintkote Avenue |  San Diego |  CA 92121 |  Tel.: USA [+1] 888-391-7992

Clinical Collaborations

•                  Expanded clinical collaboration with Memorial Sloan Kettering Cancer Center by initiating a new study for the detection and quantitative monitoring of EGFR Mutations in lung cancer patients

•                  Entered into a strategic partnership with the Robert H. Lurie Comprehensive Cancer Center of Northwestern University to conduct a translational research program designed to assess the utility of Trovagene’s PCM platform in clinical practice

•                  Entered into a clinical collaboration with Dana-Farber Cancer Institute to investigate the utility of quantitative urine-based mutation detection and the ability to monitor tumor mutation burden and treatment response over time in metastatic melanoma patients

•                  Signed clinical study agreement with US Oncology Research to examine the utility of quantitative KRAS mutation detection and monitoring in metastatic pancreatic cancer patients

•      Entered into collaboration with UC San Diego Moores Cancer Center to demonstrate clinical utility of detecting and monitoring EGFR mutations in lung cancer patients

•                  Entered into collaboration with City of Hope to monitor EGFR mutational status in lung cancer patients

•                  Expanded collaboration with Genomac Research Institute with the initiation of a lung cancer study.

Expanded Mutation Coverage

•                  Released first urine-based multiplexed oncogene mutation assay utilizing Next Generation Sequencing technology, for the detection and monitoring of seven mutations in the KRAS oncogene

In addition to Trovagene’s focus on developing and commercializing its PCM platform, the Company is pursuing non-core corporate development activities including the following:

Collaborations with Pharmaceutical and Strategic Diagnostic and Life Science Companies

The goal of Trovagene’s pharmaceutical collaboration program is to integrate the Company’s oncogene detection and monitoring technology in clinical trials to aid in the development of targeted cancer therapies. Trovagene has also entered into agreements with large diagnostic and life science companies to potentially broaden the applicability of its technology. Key accomplishments in 2014 related to these activities are:

•                  Partnered with Catholic Health Initiatives Center for Translational Research to evaluate non-invasive genomic diagnostics to improve cancer care and establish clinical and health economic benefits of Trovagene’s PMC platform for potential adoption in cancer management strategies.

•                  Extended research agreement with Illumina to evaluate the potential for integrating Trovagene’s urine-based nucleic acid technology with Illumina’s gene sequencing technology.

Global Commercial Partnering Strategy for Urine-Based HPV Test

Trovagene continues to seek partners around the world to develop and commercialize its urine-based assay for the detection of high risk types of human papillomavirus (HPV) in women, particularly in developing countries where access to healthcare is limited. The Company has international agreements with Barretos Cancer Hospital in Brazil to evaluate this assay for potential population screening, and Strand Life Sciences Pvt Ltd. to validate and commercialize the test in India and South Asia.

In 2014, results from two independent clinical studies were presented at the 29th International Papillomavirus (IPV) Conference. Results from both pilot studies consistently demonstrated that the Company’s urine-based assay for the detection of high-risk HPV had high sensitivity (greater than 90%) for identifying women with high grade cervical intraepithelial neoplasia (CIN) grade 2/3.

In early 2015, the Company announced clinical results from the PREDICTORS 4 trial, which demonstrate high sensitivity for the Company’s non-invasive, urine-based HPV assay when determining high-risk HPV types and cervical lesions or CIN Grade 2/3.

2015 Goals and Objectives

•                  Drive adoption of the Company’s PCM platform in top cancer centers and integrated healthcare delivery networks

•                  Present and publish clinical study results in major cancer types

•                  Expand applications of Trovagene’s PCM platform by completing CLIA development of additional non-invasive assays to detect and monitor multiple clinically actionable oncogene mutations

•                  Enter into additional R&D collaborations with pharmaceutical companies

•                  Expand and enter into new partnerships with strategic diagnostic and life science companies

Conference Call Information

Trovagene’s senior management team will host a conference call today, Thursday, March 12, 2015 at 5:00 p.m. Eastern Daylight Time (2:00 p.m. Pacific Daylight Time) to discuss the results and update investors on the Company’s progress. A live webcast of the call will be available online at http://trovagene.investorroom.com/index.php?year=2014&s=43. To access the conference call, please dial (888) 347-6081 (domestic), (412) 902-4285 (international), or (855) 669-9657 (Canada), conference ID# 10061230. To access the telephone replay of the call, dial (877) 344-7529 (domestic), (412) 317-0088 (international), or (855) 669-9658 (Canada), replay ID# 10061230. The replay will be available one hour after the conclusion of the call. The webcast and telephone replay will be archived on the Company’s website following the conference.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer MonitoringSM platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Investor Relations	Media Relations
David Moskowitz	Ian Stone
VP Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
202-280-0888	619-849-5388
dmoskowitz@trovagene.com	istone@canalecomm.com

Trovagene, Inc. and Subsidiaries

Selected Financial Information

Consolidated Condensed Statements of Operations and Comprehensive Loss

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues	$56	$47	$280	$259

Costs and expenses:
Cost of revenue	15	—	15	—
Research and development	1,835	1,286	6,665	3,948
Selling and marketing	1,035	374	2,735	1,530
General and administrative	1,675	1,236	5,810	5,472
Total operating expenses	4,560	2,896	15,225	10,950

Loss from operations	(4,504)	(2,849)	(14,945)	(10,691)

Other income (expense)
Interest income	4	4	12	4
Interest expense	(388)	(10)	(843)	(17)
Gain (loss) on disposal of equipment	—	(23)	25	(23)

Change in fair value of derivative instruments - warrants	205	1,849	1,426	(1,084)
Net loss and comprehensive loss	$(4,683)	$(1,029)	$(14,325)	$(11,811)

Preferred stock dividend	(6)	(9)	(23)	(30)

Net loss and comprehensive loss attributable to common stockholders	$(4,689)	$(1,038)	$(14,348)	$(11,841)

Net loss per common share - basic	$(0.25)	$(0.05)	$(0.76)	$(0.70)

Weighted average shares outstanding- basic	18,904	18,901	18,904	16,978

Net loss per common share — diluted	$(0.25)	—	$(0.88)	—

Weighted average shares outstanding- diluted	19,071	—	19,071	—

Trovagene, Inc. and Subsidiaries

Consolidated Condensed Balance Sheet Information

(in thousands)

	December 31, 2014	December 31, 2013

Cash and cash equivalents	$27,294	$25,837
Other assets	763	568
Property and equipment, net	840	751
Total assets	$28,897	$27,156

Current portion of long-term debt	$1,899	$198
Accounts payable, accrued expenses and other liabilities	2,590	1,811

Long-term debt, less current portion	13,053	323
Derivative financial instruments	3,006	4,432
Stockholders’ equity	8,349	20,392
Total liabilities and stockholders’ equity	$28,897	$27,156

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